Due to Severe Weather on the East Coast of the United States, Danaher Corporation Extends

Tender Offer for IRIS International, Inc. Until October 31, 2012

Washington, D.C., October 29, 2012 – Danaher Corporation (NYSE: DHR) (“Danaher”) announced today that, due to the effects of severe weather on the East Coast of the United States, it has extended the tender offer, through its wholly owned subsidiary Daphne Acquisition Corporation, for all outstanding shares of common stock of IRIS International, Inc. (NASDAQ: IRIS) (“IRIS”) to 5:00 p.m., New York City time, on October 31, 2012, unless further extended. The tender offer was previously scheduled to expire at 12:00 midnight, New York City time, on October 29, 2012.

The tender offer is being made in accordance with the previously announced Agreement and Plan of Merger, dated September 17, 2012, by and among Danaher, Daphne Acquisition Corporation and IRIS (the “Merger Agreement”). Except for the extension of the expiration date, all other terms and conditions of the tender offer remain unchanged.

The depositary for the tender offer has advised Danaher that, as of approximately 5:30 p.m., New York City Time, on October 29, 2012, stockholders of IRIS validly tendered approximately 15,807,016 shares of IRIS common stock (not counting as validly tendered, shares that were tendered through notice of guaranteed delivery and not actually delivered) representing approximately 86% of the IRIS shares outstanding.

This press release is neither an offer to purchase nor a solicitation of an offer to sell shares of IRIS.

About Danaher

Danaher is a science and technology leader that designs, manufactures, and markets innovative products and services to professional, medical, industrial, and commercial customers. Our premier brands are among the most highly recognized in each of the markets we serve. The Danaher Business System provides a foundation to our 59,000 associates around the world, serving customers in more than 125 countries. In 2011, we generated $16.1 billion of revenue. For more information please visit our website: www.danaher.com.

Notice to Investors

This announcement is neither an offer to purchase nor a solicitation of an offer to sell securities. Danaher and Daphne Acquisition Corporation have filed a tender offer statement with the SEC, and have mailed an offer to purchase, forms of letter of transmittal and related documents to IRIS stockholders. IRIS has filed with the SEC, and has mailed to IRIS stockholders a solicitation/recommendation statement on Schedule 14D-9. These documents contain important information that should be read carefully before any decision is made with respect to the tender offer. Those materials will be made available to IRIS security holders at no expense to them. In addition, all of those materials (and all other offer documents filed with the SEC) will be available at no charge on the SEC’s Web site: www.sec.gov.

Forward-looking statements

Statements in this release that are not strictly historical, including statements regarding the proposed acquisition of IRIS, the anticipated expiration date for the tender offer and any other statements regarding events or developments that we believe or anticipate will or may occur in the future, are “forward-looking” statements within the meaning of the federal securities laws, and involve a number of risks and uncertainties. There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements and you should not place undue reliance on any such forward-looking statements. These factors include risks and uncertainties related to, among other things: general economic conditions and conditions affecting the industries in which Danaher and IRIS operate; the uncertainty of regulatory approvals; the parties’ ability to satisfy the tender offer and merger agreement conditions and consummate the transaction; and Danaher’s ability to successfully integrate IRIS’ operations and employees with Danaher’s existing business. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in Danaher’s SEC filings, including Danaher’s Annual Report on Form 10-K for the year ended December 31, 2011 and Quarterly Report on Form 10-Q for the quarterly period ended September 28, 2012 as well as IRIS’ SEC filings, including IRIS’ Annual Report on Form 10-K for the year ended December 31, 2011 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2012. These forward-looking statements speak only as of the date of this release and Danaher does not assume any obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise, except as required by law.

Danaher contact:

Matt R. McGrew

Vice President, Investor Relations

Danaher Corporation

2200 Pennsylvania Avenue, NW

Suite 800W

Washington, D.C. 20037

Telephone: (202) 828-0850

Fax: (202) 828-0860